UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 23, 2006
Hines Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

000-50805	20-0138854

(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 5000, Houston, Texas	77056-6118

(Address of Principal Executive Offices)	(Zip Code)
(888) 220-6121

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On March 23, 2006, Hines REIT Properties, L.P. (the “Operating Partnership”), a subsidiary of Hines Real Estate Investment Trust, Inc. (“Hines REIT” or the “Company”), entered into a contract with 321 North Clark Realty LLC, a joint venture between an affiliate of Hines Interests Limited Partnership (“Hines”, an affiliate and the sponsor of Hines REIT) and an institution advised by JP Morgan Chase, to acquire 321 North Clark, an office property located in the central business district in Chicago, Illinois. The Hines affiliate owns a 5% equity interest in the seller and controls its day-to-day operations. Hines currently manages 321 North Clark and the Company expects that Hines will continue to manage the property on its behalf if the transaction closes.
          The contract purchase price for the property is expected to be approximately $247.3 million, exclusive of transaction costs, financing fees and working capital reserves. Hines REIT anticipates that the acquisition will be funded with net proceeds from its public offering, proceeds from borrowings under its existing revolving credit facility and debt financing obtained in connection with the acquisition. In connection with the acquisition of the property, Hines REIT anticipates it will pay its advisor, Hines Advisors Limited Partnership, approximately $1.2 million in cash acquisition fees.
          The property consists of a 35-story office building and a parking structure that were constructed in 1987. The building contains an aggregate of approximately 897,000 square feet of rentable area and is approximately 92% leased. The American Bar Association leases 225,555 square feet, or approximately 25% of the property’s rentable area. This lease expires in June 2019. Foley & Lardner LLP, a legal firm, leases 211,546 square feet, or approximately 24% of the property’s rentable area. This lease expires in April 2018. Mesirow Financial, a diversified financial services firm, leases 184,241 square feet, or approximately 21% of the property’s rentable area. This lease expires in December 2009. No other tenant leases more than 10% of the rentable area.
          Hines REIT anticipates that the acquisition of 321 North Clark will be consummated on or about April 24, 2006. Although the Company’s management believes the acquisition of 321 North Clark is probable, the closing of such acquisition is subject to a number of conditions and there can be no guarantee that the acquisition of 321 North Clark will be consummated. If the Operating Partnership elects not to close on 321 North Clark for reasons other than the failure of certain conditions or default of the seller, it will forfeit the $10.0 million earnest money deposit made.
Item 8.01. Other Events.
          The board of directors of Hines Real Estate Investment Trust, Inc. declared dividends for the month of April 2006. The declared dividends will be calculated based on shareholders of record each day during the month and will equal a daily amount that, if paid each day over a 365-day period, would equal a 6.0% annualized rate based on a share price of $10.00. The dividends will be aggregated and paid in cash in July 2006.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential acquisition of the properties described therein and funding sources for the same, are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in general economic and real estate market conditions, risks associated with property acquisitions and other risks described in the Company’s “Risk Factors” section of the Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.

March 28, 2006	By:	/s/ Frank R. Apollo

Frank R. Apollo
Chief Accounting Officer